Cuisine Solutions Announces Stock Repurchase Program
Thursday November 20, 4:05 pm ET

ALEXANDRIA, Va.--(BUSINESS WIRE)--Cuisine Solutions, Inc. (AMEX:FZN), a leading premium, fully-cooked, frozen food manufacturer, today announced that its Board of Directors yesterday authorized the repurchase, from time to time without prior notice, based on business conditions, of up to 3.0 million shares of the Company's common stock over the next three years. This new authorization is effective immediately and permits repurchases in the open market or in privately negotiated transactions. The repurchases will be used to offset dilution from the Company's employee equity plans and for potential future acquisitions. Repurchases will be in compliance with Securities and Exchange Commission guidelines, subject to market conditions, applicable legal requirements and other factors. Cuisine Solutions has no obligation to repurchase shares under the repurchase program and the timing, actual number and price of shares to be purchased will depend on the performance of the Company’s stock price, general market conditions, and other factors within the discretion of management. The Company had 17.6 million shares of common stock outstanding as of November 20, 2008. Assuming that shares were repurchased on November 20, 2008, the repurchase program represents approximately 17% of the Company's outstanding stock.

"This stock repurchase program demonstrates our confidence in the growth of Cuisine Solutions," said Stanislas Vilgrain, Chief Executive Officer and President of Cuisine Solutions. "We believe that the repurchase program underscores our commitment to increasing stockholder value."

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include, but are not limited to, statements concerning Cuisine Solution’s repurchase of its common stock, its anticipated cash requirements, its confidence in its growth prospects, and its plans to increase stockholder value. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to: the unpredictability and volatility of the price of the Company’s common stock; the performance and conditions in the United States and world financial markets; the risk that anticipated market opportunities may not materialize at expected levels, or at all; the risk that the Company's activities may not result in the growth of profitable revenue; and other factors discussed in the "Risk Factors" section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 17, 2008. All forward-looking statements are qualified in their entirety by this cautionary statement. Cuisine Solutions is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:
Cuisine Solutions, Inc., Alexandria
Lillian Liu, 703-270-2918
lliu@cuisinesolutions.com